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                                                                    EXHIBIT 99.4

                                                                    ACCELERATION


                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                         INFOGEAR TECHNOLOGY CORPORATION
                             1998 STOCK OPTION PLAN


OPTIONEE: [[First_Name]] [[Last_Name]],

               STOCK OPTION ASSUMPTION AGREEMENT effective as of the 5th day of June, 2000 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of InfoGear Technologies Corporation, a California corporation ("InfoGear"), which were granted to Optionee under the InfoGear 1998 Stock Option Plan (the "Plan").

               WHEREAS, each outstanding InfoGear option is evidenced by a Stock Option Agreement the ("Option Agreement"), with any shares purchased under such options to be subject to the terms and conditions of such agreement.

               WHEREAS, InfoGear has been acquired by Cisco through the merger of InfoGear with Cisco (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between Cisco and InfoGear (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require the obligations of InfoGear under each outstanding option under the Plan to be assumed by Cisco at the consummation of the Merger, and the holder of each such outstanding option to be issued an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.32626 of a share of Cisco Common Stock ("Cisco Stock"), for each outstanding share of InfoGear common stock ("InfoGear Stock").

               WHEREAS, the purpose of this Agreement is to evidence the assumption by Cisco of the outstanding options held by Optionee at the time of the consummation of the Merger (the "Effective Time") and to reflect certain adjustments to Optionee's outstanding options which have become necessary in connection with their assumption by Cisco.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of InfoGear Stock subject to the options held by Optionee immediately prior to the Effective Time (the "InfoGear Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all


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the duties and obligations of InfoGear under each of the InfoGear Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each InfoGear Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each InfoGear Option hereby assumed shall be as specified for that option below, and the adjusted exercise price payable per share of Cisco Stock under the assumed InfoGear Option shall also be as indicated for that option below.


             INFOGEAR STOCK OPTIONS                         CISCO ASSUMED OPTIONS
 ------------------------------------------------ -------------------------------------------
 # of Shares of InfoGear      Exercise Price      # of Shares of Cisco    Adjusted Exercise
       Common Stock              per Share            Common Stock         Price per Share
 ------------------------- ---------------------- ---------------------- --------------------
           [[B]]                     $[[C]]                    [[D]]                   $[[E]]


               2. The intent of the foregoing adjustments to each assumed InfoGear Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be substantially the same as (and in no event greater than) than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the InfoGear Stock subject to the InfoGear Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the InfoGear Option immediately prior to the Merger.

               3. The following provisions shall govern each InfoGear Option hereby assumed by Cisco:

                    (a) Unless the context otherwise requires, all references in the Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) shall be adjusted as follows; (i) all references to the "Corporation" shall mean Cisco, (ii) all references to "Share" shall mean shares of Cisco Stock, (iii) all references to "Stock" or "Common Stock" shall mean Cisco Stock, (iv) all references to the "Board" shall mean the Board of Directors of Cisco and (v) all references to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                    (b) The grant date and the expiration date of each assumed
                InfoGear Option and all other provisions which govern either the exercise or the termination of the assumed InfoGear Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Plan and the Option Agreement shall accordingly govern and control Optionee's rights to purchase Cisco Stock under the assumed InfoGear Option.


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                    (c) Pursuant to the terms of the Option Agreement, each
                InfoGear Option assumed by Cisco hereunder immediately vested as to ____ (__) percent of the unvested shares as of the date of the merger approval.

                    (d) For purposes of applying any and all provisions of the
                Option Agreement and/or the Plan relating to Optionee's status as an employee of InfoGear, Optionee shall be deemed to continue in such status as an employee for so long as Optionee renders services as an employee to Cisco or any present or future majority-owned Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed InfoGear Options shall hereafter be applied on the basis of Optionee's cessation of employee status with Cisco and its majority-owned subsidiaries. Each assumed InfoGear Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee of Cisco and its majority-owned subsidiaries.

                    (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed InfoGear Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as InfoGear Stock prior to the Merger shall be taken into account.

                    (f) In order to exercise each assumed InfoGear Option,
                Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                                    Cisco Systems, Inc.
                                    170 West Tasman Drive
                                    MS11-3
                                    San Jose, CA  95134
                                    Attention: Stock Administration

               4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


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               IN WITNESS WHEREOF, Cisco, Inc. has caused this Stock Option
Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 5th of June, 2000.

                                            CISCO SYSTEMS, INC.

                                            By:  /s/ LARRY R. CARTER
                                               -------------------------------
                                               Larry R. Carter
                                               Corporate Secretary


                                 ACKNOWLEDGMENT

               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her InfoGear Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.



                                   --------------------------------------
                                   [[First_Name]] [[Last_Name], OPTIONEE

DATED: ________  ___, 2000


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